TherapeuticsMD, Inc. 8-K

Exhibit 99.2

FOR IMMEDIATE RELEASE

TherapeuticsMD Announces Commercial Availability of BIJUVA™ in the U.S.

- BIJUVA is the only FDA-approved Therapy Combining Bio-identical Estradiol and Progesterone for Moderate to Severe Vasomotor Symptoms due to Menopause in a Single Capsule -

- Company to Hold Investor Day in New York on Monday, June 10, 2019 -

BOCA RATON, Fla., April 17, 2019 – TherapeuticsMD, Inc. (NASDAQ: TXMD), an innovative, leading women’s healthcare company, today announced the commercial availability of BIJUVATM (estradiol and progesterone capsules, 1 mg/100 mg) in the United States. BIJUVA is the first and only FDA-approved bio-identical hormone therapy combination of estradiol and progesterone in a single, oral daily capsule for the treatment of moderate-to-severe vasomotor symptoms (commonly known as hot flashes or flushes) due to menopause in women with a uterus. BIJUVA offers a proven balance of bio-identical estradiol to reduce moderate to severe hot flashes combined with bio-identical progesterone to reduce risks to the endometrium. Please see Important Safety Information, including Boxed Warning, for BIJUVA below.

Bio-identical refers to the estradiol and progesterone that are structurally identical to the hormones naturally circulating in a woman’s body.* The commercial availability of BIJUVA fills an unmet need by offering an FDA-approved bio-identical alternative to marketed synthetic hormone combinations and the combined use of separate estrogen and progesterone products.

“We are excited to offer women, healthcare providers and pharmacists an answer to their desire for bio-identical hormone therapy,” said Dr. Brian Bernick, Co-founder and Director of TherapeuticsMD. “TherapeuticsMD is proud to offer BIJUVA as an important new option to help manage the moderate to severe vasomotor symptoms experienced by up to 80% of menopausal women.”

As of April 19, 2019, three of the top ten commercial payers – Express Scripts, Anthem and Aetna – will be adjudicating BIJUVA in the commercial health insurance channel for the majority of their formulary designs.

“The momentum we have seen early on with the payer community is encouraging and indicates recognition of the need for an FDA-approved combination bio-identical option,” said Dawn Halkuff, Chief Commercial Officer of TherapeuticsMD. “I am proud to work for a company committed to advancing women’s health with new treatments for women and their healthcare providers.”

TherapeuticsMD plans to hold an Investor Day in New York on Monday, June 10, 2019 to highlight its commercial strategy for its product portfolio, including BIJUVA.

*The relevance of risks associated with the use of synthetic hormones compared to bio-identical hormones is not known, but cannot be excluded.

About Menopause and Vasomotor Symptoms (VMS)

Menopause is a natural life-stage transition for women that usually occurs at an average onset of 51 years of age.1 According to the United States Census Bureau, approximately 43 million women in the U.S. are of menopausal age (45-64 years) and women will spend greater than a third of their life in menopause with its associated morbidities.2

As the ovaries stop producing hormones, levels of circulating estrogen decrease, often causing vasomotor symptoms (VMS) (commonly known as hot flashes or flushes), as well as sleep and mood disturbances and genitourinary problems. Hot flashes (including night sweats) are the most common symptoms, occurring in up to 80 percent of women, and can be debilitating and last years after menopause.3 Despite living with these troublesome symptoms, many women do not seek treatment.

About BIJUVA

BIJUVA is the first and only FDA-approved bio-identical hormone therapy combination of estradiol and progesterone in a single, oral capsule for the treatment of moderate-to-severe vasomotor symptoms (commonly known as hot flashes or flushes) due to menopause in women with a uterus. There are an estimated 16 to 22 million total prescriptions of the FDA-approved separate bio-identical estradiol and progesterone and compounded bio-identical estrogen and progesterone products filled annually in the US.4

BIJUVA IMPORTANT SAFETY INFORMATION

BIJUVA is a combination of an estrogen and progesterone indicated in a woman with a uterus for the treatment of moderate to severe vasomotor symptoms due to menopause.

WARNING: CARDIOVASCULAR DISORDERS, BREAST CANCER, ENDOMETRIAL CANCER, AND PROBABLE DEMENTIA

See full prescribing information for complete boxed warning.

Estrogen Plus Progestin Therapy

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Estrogen plus progestin therapy should not be used for the prevention of cardiovascular disease or dementia

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The Women’s Health Initiative (WHI) estrogen plus progestin substudy reported increased risks of stroke, deep vein thrombosis (DVT), pulmonary embolism (PE), and myocardial infarction (MI)

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The WHI estrogen plus progestin substudy reported increased risks of invasive breast cancer

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The WHI Memory Study (WHIMS) estrogen plus progestin ancillary study of WHI reported an increased risk of probable dementia in postmenopausal women 65 years of age or older

Estrogen-Alone Therapy

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There is an increased risk of endometrial cancer in a woman with a uterus who uses unopposed estrogens

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Estrogen-alone therapy should not be used for the prevention of cardiovascular disease or dementia

●

The WHI estrogen-alone substudy reported increased risks of stroke and DVT

●

The WHIMS estrogen-alone ancillary study of WHI reported an increased risk of probable dementia in postmenopausal women 65 years of age or older

Contraindications

●	BIJUVA is contraindicated in women with any of the following conditions: Undiagnosed abnormal genital bleeding; Known, suspected, or history of cancer of the breast; Known or suspected estrogen-dependent neoplasia; Active DVT, PE, or history of these conditions; Active arterial thromboembolic disease (for example, stroke, MI), or a history of these conditions; Known anaphylactic reaction, angioedema, or hypersensitivity to BIJUVA or any of its ingredients; Known liver impairment or disease; Known protein C, protein S, or antithrombin deficiency, or other known thrombophilic disorders.

Warnings & Precautions

●	An increased risk of PE, DVT, stroke, and MI has been reported with estrogen plus progestin therapy. Should these occur or be suspected, therapy should be discontinued immediately. Risk factors for arterial vascular disease and/or venous thromboembolism (VTE) should be managed appropriately.
●	The WHI substudy of daily estrogen plus progestin after a mean follow-up of 5.6 years reported an increased risk of invasive breast cancer. Observational studies have also reported an increased risk of breast cancer for estrogen plus progestin therapy after several years of use. The risk increased with duration of use and appeared to return to baseline over about 5 years after stopping treatment (only the observational studies have substantial data on risk after stopping). The use of estrogen plus progestin therapy has been reported to result in an increase in abnormal mammograms requiring further evaluation.
●	Endometrial hyperplasia (a possible precursor to endometrial cancer) has been reported to occur at a rate of approximately less than one percent with BIJUVA. Clinical surveillance of all women using estrogen plus progestin therapy is important. Adequate diagnostic measures should be undertaken to rule out malignancy in postmenopausal women with undiagnosed persistent or recurring abnormal genital bleeding.
●	The WHI estrogen plus progestin substudy reported a statistically non-significant increased risk of ovarian cancer. A meta-analysis of 17 prospective and 35 retrospective epidemiology studies found that women who used hormonal therapy for menopausal symptoms had an increased risk for ovarian cancer. The exact duration of hormone therapy use associated with an increased risk of ovarian cancer, however, is unknown.
●	In the WHIMS ancillary studies of postmenopausal women 65 to 79 years of age, there was an increased risk of developing probable dementia in women receiving estrogen plus progestin when compared to placebo. It is unknown whether these findings apply to younger postmenopausal women.
●	Estrogens increase the risk of gallbladder disease.
●	Discontinue estrogen if severe hypercalcemia, loss of vision, severe hypertriglyceridemia, or cholestatic jaundice occurs.
●	Monitor thyroid function in women on thyroid replacement hormone therapy.

Adverse Reactions

The most common adverse reactions (≥3%) for BIJUVA are breast tenderness (10.4%), headache (3.4%), vaginal bleeding (3.4%), vaginal discharge (3.4%), and pelvic pain (3.1%).

Please note that this information is not comprehensive. Please see the Full Prescribing Information, including BOXED WARNING, for BIJUVA at https://www.bijuva.com/pi.pdf.

About TherapeuticsMD, Inc.

TherapeuticsMD, Inc. is an innovative, leading healthcare company, focused on developing and commercializing novel products exclusively for women. Our products are designed to address the unique changes and challenges women experience through the various stages of their lives with a therapeutic focus in family planning, reproductive health, and menopause management. The company is committed to advancing the health of women and championing awareness of their healthcare issues. To learn more about TherapeuticsMD, please visit www.therapeuticsmd.com or follow us on Twitter: @TherapeuticsMD and on Facebook: TherapeuticsMD.

Forward-Looking Statements

This press release by TherapeuticsMD, Inc. may contain forward-looking statements. Forward-looking statements may include, but are not limited to, statements relating to TherapeuticsMD’s objectives, plans and strategies as well as statements, other than historical facts, that address activities, events or developments that the company intends, expects, projects, believes or anticipates will or may occur in the future. These statements are often characterized by terminology such as “believes,” “hopes,” “may,” “anticipates,” “should,” “intends,” “plans,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy” and similar expressions and are based on assumptions and assessments made in light of management’s experience and perception of historical trends, current conditions, expected future developments and other factors believed to be appropriate. Forward-looking statements in this press release are made as of the date of this press release, and the company undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of the company’s control. Important factors that could cause actual results, developments and business decisions to differ materially from forward-looking statements are described in the sections titled “Risk Factors” in the company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as well as reports on Form 8-K, and include the following: the company’s ability to maintain or increase sales of its products; the company’s ability to develop and commercialize IMVEXXYÒ, ANNOVERA™, BIJUVA™ and its hormone therapy drug candidates and obtain additional financing necessary therefor; whether the company will be able to comply with the covenants and conditions under its term loan agreement; the potential of adverse side effects or other safety risks that could adversely affect the commercialization of the company’s current or future approved products or preclude the approval of the company’s future drug candidates; the length, cost and uncertain results of future clinical trials; the company’s reliance on third parties to conduct its manufacturing, research and development and clinical trials; the availability of reimbursement from government authorities and health insurance companies for the company’s products; the impact of product liability lawsuits; the influence of extensive and costly government regulation; the volatility of the trading price of the company’s common stock and the concentration of power in its stock ownership. PDF copies of the company’s historical press releases and financial tables can be viewed and downloaded at its website: www.therapeuticsmd.com/pressreleases.aspx.

References

1

NAMS “Overview of Menopause” 2010.

2

US Census Bureau. Age and Sex Composition: 2010. 2011 May. Report No.: C2010BR-03.

3

Woods NF, Mitchell ES. Symptoms during the perimenopause: prevalence, severity, trajectory, and signi-ficance in women’s lives. Am J Med. 2005;118(suppl 12B):14–24.

4

Symphony Health Solutions PHAST Data powered by IDV; 12 months as of December 31, 2018 and Composite of Fisher, J. QuintilesIMS, White Paper: A Profile of the US Compounding Pharmacy Market, internal surveying of compounding pharmacies.

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Investor Contact

Nichol Ochsner

Vice President, Investor Relations

561-961-1900, ext. 2088

Nochsner@TherapeuticsMD.com